Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-156130 and No. 333-221942) on Form S-8 of PotlatchDeltic Corporation of our report dated June 28, 2018, with respect to the statements of net assets available for benefits of Potlatch Salaried 401(k) Plan as of December 31, 2017 and 2016, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental information as of December 31, 2017, appearing in this Annual Report (Form 11-K) of Potlatch Salaried 401(k) Plan.

/s/ Moss Adams LLP

Spokane, Washington

June 28, 2018